Exhibit 1.1

Execution Version

UNDERWRITING AGREEMENT

March 11, 2025

BofA Securities, Inc.
J.P. Morgan Securities LLC

SMBC Nikko Securities America, Inc.

Wells Fargo Securities, LLC
as Representatives of the several Underwriters

c/o BofA Securities, Inc.
One Bryant Park
New York, New York 10036

c/o J.P. Morgan Securities LLC

383 Madison Avenue

New York, New York 10179

c/o SMBC Nikko Securities America, Inc.

277 Park Avenue

New York, New York 10172

c/o Wells Fargo Securities, LLC

550 South Tryon Street, 5th Floor

Charlotte, North Carolina 28202

Ladies and Gentlemen:

Introductory. Booz Allen Hamilton Inc., a Delaware corporation (the “Company”), a wholly-owned subsidiary of Booz Allen Hamilton Holding Corporation, a Delaware corporation (the “Parent Guarantor”), confirm their respective agreements with BofA Securities, Inc. (“BofA”), J.P. Morgan Securities LLC (“J.P. Morgan”), SMBC Nikko Securities America, Inc. (“SMBC”), Wells Fargo Securities, LLC (“Wells Fargo”), and each of the other Underwriters named in Schedule A hereto (collectively, the “Underwriters,” which term shall also include any underwriter substituted as hereinafter provided in Section 16 hereof), for whom BofA, J.P. Morgan, SMBC and Wells Fargo are acting as representatives (each in such capacity, the “Representatives”), and the purchase by the Underwriters, acting severally and not jointly, of the respective amounts set forth in such Schedule A of $650,000,000 aggregate principal amount of the Company’s 5.950% Senior Notes due 2035 (the “Notes”).

The Securities (as defined below) will be issued pursuant to an indenture, dated as of August 4, 2023 (the “Base Indenture”), among the Company, Parent Guarantor and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”), and the Second Supplemental Indenture, to be dated as of March 14, 2025, among the Company, Parent Guarantor and the Trustee (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”). Notes will be issued only in book-entry form in the name of Cede & Co., as nominee of The Depository Trust Company (the “Depositary”).

The payment of principal of, premium, if any, and interest on the Notes will be fully and unconditionally guaranteed on a senior unsecured basis by the Parent Guarantor, pursuant to its guarantee (the “Guarantee”). The Notes and the Guarantee are herein collectively referred to as the “Securities.”

The issuance and sale of the Notes and the issuance of the Guarantee as described in the General Disclosure Package (as defined below), are referred to herein collectively as the “Transactions.”

This Agreement, the Securities and the Indenture (including, where relevant, each of the Base Indenture and the Supplemental Indenture) are referred to herein as the “Transaction Documents.”

The Parent Guarantor and the Company have prepared and filed with the Securities and Exchange Commission (the “Commission”) an “automatic shelf registration statement,” as defined under Rule 405 (“Rule 405”) under the Securities Act of 1933 (as amended, the “Securities Act,” which term, as used herein, includes the rules and regulations of the Commission promulgated thereunder), on Form S-3 (File Nos. 333-273531 and 333-273531-01) covering the public offering and sale of certain securities of the Company, including the Securities, under the Securities Act, which automatic shelf registration statement became effective under Rule 462(e) of the Securities Act (“Rule 462(e)”). Such registration statement, as of any time, as amended by any post-effective amendments thereto at such time, including the exhibits and any schedules thereto at such time, the documents incorporated or deemed to be incorporated by reference therein at such time pursuant to Item 12 of Form S-3 under the Securities Act and the documents otherwise deemed to be a part thereof as of such time pursuant to Rule 430B of Securities Act (“Rule 430B”), is referred to herein as the “Registration Statement”; provided, however, that the “Registration Statement” without reference to a time means such registration statement as amended by any post-effective amendments thereto as of the time of the first contract of sale for the Securities, which time shall be considered the “new effective date” of the Registration Statement with respect to the Securities within the meaning of Rule 430B(f)(2), including the exhibits and schedules thereto as of such time, the documents incorporated or deemed to be incorporated by reference therein at such time pursuant to Item 12 of Form S-3 under the Securities Act and the documents otherwise deemed to be a part thereof as of such time pursuant to the Rule 430B. Each preliminary prospectus supplement and the base prospectus used in connection with the offering of the Notes, including the documents incorporated or deemed to be incorporated by reference therein pursuant to Item 12 of Form S-3 under the Securities Act immediately prior to the Applicable Time (as defined below), are collectively referred to herein as a “preliminary prospectus.” Promptly after execution and delivery of this Agreement, the Company will prepare and file a final prospectus supplement relating to the Securities in accordance with the provisions of Rule 424(b) of the Securities Act (“Rule 424(b)”). The final prospectus supplement and the base prospectus, in the form first furnished to the Underwriters for use in connection with the offering and sale of the Securities, including the documents incorporated or deemed to be incorporated by reference therein pursuant to Item 12 of Form S-3 under the Securities Act immediately prior to the Applicable Time, are collectively referred to herein as the “Prospectus.” For purposes of this Agreement, all references to the Registration Statement, any preliminary prospectus or the Prospectus or any amendment or supplement thereto shall be deemed to include the copy filed with the Commission pursuant to its Electronic Data Gathering, Analysis and Retrieval system (or any successor system)(“EDGAR”).

As used in this Agreement:

“Applicable Time” means 3:30 P.M., New York City time, on March 11, 2025 or such other time as agreed by the Company and the Representatives.

“General Disclosure Package” means each Issuer General Use Free Writing Prospectus issued at or prior to the Applicable Time and the most recent preliminary prospectus (including any documents incorporated therein by reference) that is distributed to prospective investors prior to the Applicable Time, all considered together.

“Issuer Free Writing Prospectus” means any “issuer free writing prospectus,” as defined in Rule 433 of the Securities Act (“Rule 433”), including, without limitation, any “free writing prospectus” (as defined in Rule 405) relating to the Securities that is (i) required to be filed with the Commission by the Company, (ii) a “road show that is a written communication” within the meaning of Rule 433(d)(8)(i), whether or not required to be filed with the Commission, or (iii) exempt from filing with the Commission pursuant to Rule 433(d)(5)(i) because it contains a description of the Securities or of the offering thereof that does not reflect the final terms, in each case in the form filed or required to be filed with the Commission or, if not required to be filed, in the form retained in the Company’s records pursuant to Rule 433(g).

“Issuer General Use Free Writing Prospectus” means any Issuer Free Writing Prospectus that is intended for general distribution to investors, as evidenced by its being specified in Schedule B hereto.

“Issuer Limited Use Free Writing Prospectus” means any Issuer Free Writing Prospectus that is not an Issuer General Use Free Writing Prospectus.

All references herein to the terms “Registration Statement,” “General Disclosure Package” and “Prospectus” shall be deemed to mean and include all information filed under the Securities Exchange Act of 1934 (as amended, the “Exchange Act,” which term, as used herein, includes the rules and regulations of the Commission promulgated thereunder) prior to the Applicable Time and incorporated or deemed to be incorporated by reference in the Registration Statement, any preliminary prospectus or the Prospectus, as the case may be, prior to the Applicable Time, and all references herein to the terms “amend,” “amendment” or “supplement” with respect to the Registration Statement, any preliminary prospectus or the Prospectus shall be deemed to mean and include all information filed under the Exchange Act at or after the Applicable Time that are or are deemed to be incorporated by reference in the Registration Statement, such preliminary prospectus or the Prospectus, as the case may be.

The Company hereby confirms its agreements with the Underwriters as follows:

SECTION 1.           Representations and Warranties. Each of the Company and Parent Guarantor represent and warrant to each Underwriter as of the date hereof and as of the Closing Time (as defined below), and agrees with each Underwriter, as follows:

(a)            Registration Statement and Prospectuses. The Company and the Parent Guarantor meet the requirements for use of Form S-3 under the Securities Act. The Registration Statement is an automatic shelf registration statement under Rule 405 and the Securities have been and remain eligible for registration by the Company and the Parent Guarantor on such automatic shelf registration statement. Each of the Registration Statement and any post-effective amendment thereto has become effective under the Securities Act. No stop order suspending the effectiveness of the Registration Statement or any post-effective amendment thereto has been issued under the Securities Act, no notice of objection of the Commission to the use of the Registration Statement or any post-effective amendment thereto pursuant to Rule 401(g)(2) of the Securities Act (“Rule 401(g)(2)”) has been received by the Company, no order preventing or suspending the use of any preliminary prospectus or the Prospectus or any amendment or supplement thereto has been issued and no proceedings for any of those purposes have been instituted or are pending or, to the Company’s knowledge, contemplated. Each of the Company and/or the Parent Guarantor has complied with each request (if any) from the Commission for additional information. In addition, the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, and the rules and regulations promulgated thereunder (the “Trust Indenture Act”).

Each of the Registration Statement and any post-effective amendment thereto, at the time of its effectiveness, each deemed effective date with respect to the Underwriters pursuant to Rule 430B(f)(2), the Applicable Time and the Closing Time complied and will comply in all material respects with the requirements of the Securities Act and the Trust Indenture Act. Each preliminary prospectus and the Prospectus and any amendment or supplement thereto, at the time each was filed with the Commission, and, in each case, the Applicable Time and the Closing Time complied and will comply in all material respects with the requirements of the Securities Act and the Trust Indenture Act, and each preliminary prospectus and the Prospectus are identical to the electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T.

(b)            The General Disclosure Package. Neither the Registration Statement nor any amendment thereto, at its effective time, on the date hereof or at the Closing Time, contained, contains or will contain an untrue statement of a material fact or omitted, omits or will omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. None of the General Disclosure Package or any individual Issuer Limited Use Free Writing Prospectus when considered together with the General Disclosure Package, as of the Applicable Time, or the Prospectus, including any amendment or supplement thereto, as of its date, at the time of any filing with the Commission pursuant to Rule 424(b)  or as of the Closing Time, contains or will contain an untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that this representation, warranty and agreement shall not apply to statements in or omissions from the Registration Statement, the General Disclosure Package, the Prospectus or any amendment or supplement thereto, or any individual Issuer Limited Use Free Writing Prospectus made in reliance upon and in conformity with information furnished to the Company in writing by any Underwriter through the Representatives expressly for use in the Registration Statement, the General Disclosure Package, the Prospectus or amendment or supplement thereto, or any individual Issuer Limited Use Free Writing Prospectus, as the case may be. For purposes of this Agreement, the only information so furnished shall be the information in the third, eighth, and ninth paragraphs under the heading “Underwriting (Conflicts of Interest),” contained in the Prospectus (collectively, the “Underwriter Information”).

(c)            Issuer Free Writing Prospectuses. No Issuer Free Writing Prospectus conflicts or will conflict with the information contained in the Registration Statement, any preliminary prospectus or the Prospectus, including any document incorporated by reference therein, that has not been superseded or modified. If at any time following issuance of an Issuer Free Writing Prospectus there occurred or occurs an event or development as a result of which such Issuer Free Writing Prospectus conflicted or would conflict with the information contained in the Registration Statement, the General Disclosure Package or the Prospectus, the Company has promptly notified or will promptly notify the Representatives and has promptly amended or supplemented or will promptly amend or supplement, at its own expense, such Issuer Free Writing Prospectus to eliminate or correct such conflict. The foregoing two sentences do not apply to statements in or omissions from any Issuer Free Writing Prospectus based upon and in conformity with written information furnished to the Company by any Underwriter through the Representatives specifically for use therein, it being understood and agreed that the only such information furnished by any Underwriter through the Representatives consists of the Underwriter Information.

(d)           Company Additional Written Communications. Neither the Company, the Parent Guarantor nor any of their agents and representatives (other than the Underwriters, in their capacity as such) have prepared, made, used, authorized, approved or distributed and will not prepare, make, use, authorize, approve or distribute any written communication that constitutes an offer to sell or solicitation of an offer to buy the Securities other than (i) the Registration Statement, (ii) the General Disclosure Package, (iii) the Prospectus, (iv) any Issuer Free Writing Prospectus reviewed and consented to by the Representatives and listed on Schedule B hereto and (v) any electronic road show or other written communications listed on Schedule C hereto, in each case used in accordance with Section 3(m). Each such communication by the Company and the Parent Guarantor or their agents and representatives (other than the Underwriters, in their capacity as such) pursuant to clause (v) of the preceding sentence (each, a “Company Additional Written Communication”), when taken together with the General Disclosure Package, did not as of the Applicable Time, and at the Closing Time will not, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that this representation, warranty and agreement shall not apply to statements in or omissions from each such Company Additional Written Communication made in reliance upon and in conformity with Underwriter Information furnished to the Company in writing by any Underwriter through the Representatives expressly for use in any Company Additional Written Communication.

(e)            Well-Known Seasoned Issuer. (A) At the original effectiveness of the Registration Statement, (B) at the time of the most recent amendment thereto for the purposes of complying with Section 10(a)(3) of the Securities Act (whether such amendment was by post-effective amendment, incorporated report filed pursuant to Section 13 or 15(d) of the Exchange Act or form of prospectus), (C) at the time the Company, the Parent Guarantor or any person acting on their respective behalfs (within the meaning, for this clause only, of Rule 163(c)) made any offer relating to the Securities in reliance on the exemption of Rule 163 (D) at the date of this Agreement and (E) at the Applicable Time, each of the Parent Guarantor and the Company was and is a “well-known seasoned issuer,” as defined in Rule 405.

(f)            Company Not Ineligible Issuer. (A) At the time of filing the Registration Statement and any post-effective amendment thereto, (B) at the earliest time thereafter that the Company, the Parent Guarantor or another offering participant made a bona fide offer (within the meaning of Rule 164(h)(2) of the Securities Act) of the Securities, (C) at the date of this Agreement and (D) at the Applicable Time, each of the Company and the Parent Guarantor was not and is not an “ineligible issuer,” as defined in Rule 405, without taking account of any determination by the Commission pursuant to Rule 405 that it is not necessary that the Company and/or the Parent Guarantor be considered an ineligible issuer.

(g)          Incorporated Documents.          The documents incorporated or deemed to be incorporated by reference in the Registration Statement, the General Disclosure Package and the Prospectus, when they became effective or at the time they were or hereafter are filed with the Commission (collectively, the “Incorporated Documents”) complied and will comply in all material respects with the requirements of the Exchange Act. Each such Incorporated Document, when taken together with the General Disclosure Package, did not as of the Applicable Time, and at the Closing Time will not, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(h)            The Underwriting Agreement. This Agreement has been duly authorized, executed and delivered by the Company and Parent Guarantor.

(i)             Authorization of the Notes and the Guarantee. The Notes to be purchased by the Underwriters from the Company will on the Closing Time be in the form contemplated by the Indenture, have been duly authorized for issuance and sale pursuant to this Agreement and the Indenture and, when executed and authenticated in the manner provided for in the Indenture and delivered against payment of the purchase price therefor, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles, and will be entitled to the benefits of the Indenture. The Guarantee of the Notes on the Closing Time will be in the form contemplated by the Indenture, have been duly authorized by Parent Guarantor for issuance pursuant to this Agreement and the Indenture and, when the Notes have been duly executed and authenticated in the manner provided for in the Indenture and issued and delivered against payment of the purchase price therefor, will constitute valid and binding agreement of Parent Guarantor enforceable against Parent Guarantor in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles, and will be entitled to the benefits of the Indenture.

(j)            Authorization of the Indenture. The Indenture has been duly authorized by the Company and the Parent Guarantor and duly qualified under the Trust Indenture Act and, at the Closing Time, will have been duly executed and delivered by the Company and the Parent Guarantor and, when executed and delivered by the Company, the Parent Guarantor and the Trustee in accordance with its terms, will constitute a valid and binding agreement of the Company and the Parent Guarantor, enforceable against the Company and the Parent Guarantor in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles.

(k)            Description of the Securities. The Securities and the Indenture will conform in all material respects to the respective statements relating thereto contained in the Registration Statement, the General Disclosure Package and the Prospectus.

(l)            No Material Adverse Change. Except as otherwise stated therein, since the respective dates as of which information is given in the Registration Statement, the General Disclosure Package or the Prospectus: (i) there has been no material adverse change, or any development that could reasonably be expected to result in a material adverse change, in the condition (financial or otherwise), business, properties or results of operations of the Company and its subsidiaries taken as a whole (any such change is called a “Material Adverse Change”); (ii) the Company and its subsidiaries, considered as one entity, have not incurred any material liability or obligation, indirect, direct or contingent, not in the ordinary course of business nor entered into any material transaction or agreement not in the ordinary course of business; and (iii) there has been no dividend or distribution of any kind declared, paid or made by the Company on any class of capital stock or other ownership interests or repurchase or redemption by the Company or any of its subsidiaries of any class of capital stock or other ownership interests.

(m)            Preparation of the Financial Statements. The financial statements, together with the related schedules and notes, included or incorporated by reference in the Registration Statement, the General Disclosure Package and the Prospectus present fairly in all material respects the consolidated financial position of the entities to which they relate as of and at the dates indicated and the results of their operations and cash flows for the periods specified. Such financial statements have been prepared in conformity with generally accepted accounting principles as applied in the United States (“GAAP”) applied on a consistent basis throughout the periods involved, except as may be expressly stated in the related notes thereto. The interactive data in eXtensible Business Reporting Language incorporated by reference in the Registration Statement, the General Disclosure Package and the Prospectus fairly present the information called for in all material respects and have been prepared in accordance with the Commission's rules and guidelines applicable thereto.

(n)            Incorporation and Good Standing of the Company, the Parent Guarantor and their respective Subsidiaries. Each of the Company, the Parent Guarantor and their respective subsidiaries has been duly incorporated or formed, as applicable, and is validly existing as a corporation, limited partnership or limited liability company, as applicable, in good standing under the laws of the jurisdiction of its incorporation or formation, as applicable, and has corporate, partnership or limited liability company, as applicable, power and authority to own, lease and operate its properties and to conduct its business as described in Registration Statement, the General Disclosure Package and the Prospectus and, in the case of the Company and the Parent Guarantor, to enter into and perform its obligations under each of the Transaction Documents to which it is a party, and the Company, the Parent Guarantor and each subsidiary is duly qualified as a foreign corporation, limited partnership or limited liability company, as applicable, to transact business and is in good standing or equivalent status in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except to the extent that the failure to be so qualified or to be in good standing would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change. All of the issued and outstanding capital stock or other ownership interests of each subsidiary has been duly authorized and validly issued, is fully paid and nonassessable and is owned by the Company or the Parent Guarantor, directly or through subsidiaries, free and clear of all liens, equities, encumbrances or claims, except as disclosed in the Registration Statement, the General Disclosure Package and the Prospectus.

(o)            Non-Contravention of Existing Instruments; No Further Authorizations or Approvals Required. None of the Company, the Parent Guarantor nor any of their respective subsidiaries is (i) in violation of its charter, bylaws or other constitutive document, as applicable, each as amended or restated as of the date hereof, or (ii) in default that, with the giving of notice or lapse of time, would constitute such a default (“Default”) under any indenture, mortgage, loan or credit agreement, note, contract, franchise, lease or other instrument to which the Company, the Parent Guarantor or any of their respective subsidiaries is a party or by which it or any of them may be bound (including, without limitation, the Company’s Credit Agreement, dated as of July 27, 2023, as amended, and the Company’s indentures related to their existing senior notes due 2028, 2029 and 2033, dated as of August 24, 2020, June 17, 2021 and August 4, 2023, respectively), or to which any of the property or assets of the Company, the Parent Guarantor or any of their respective subsidiaries is subject (each, an “Existing Instrument”), except, in the case of clause (ii) above, for such Defaults as would not, individually or in the aggregate, result in a Material Adverse Change. The execution and delivery of, and the performance of their respective obligations under, the Transaction Documents by the Company and the Parent Guarantor party thereto, and the issuance and delivery of the Securities, and consummation of the transactions contemplated hereby and thereby and by the General Disclosure Package and Prospectus will not (i) result in any violation of the provisions of the charter, bylaws or other constitutive document of the Company, the Parent Guarantor or any subsidiary, (ii) violate or breach any Existing Instrument and (iii) result in any violation of any applicable law or judgment, order or decree of any federal, state, local, international or foreign governmental authority, or any court, administrative or regulatory agency or commission or other governmental authority (each a “Governmental Entity”) having jurisdiction over the Company, the Parent Guarantor or any subsidiary, except, in the case of clauses (ii) and (iii) above, for any such violation or breach that would not result in a Material Adverse Change. No consent, approval, authorization or other order of, or qualification with, any Governmental Entity is required for the execution and delivery of, and the performance of their respective obligations under, the Transaction Documents by the Company and the Parent Guarantor to the extent a party thereto, or the issuance and delivery of the Securities, or consummation of the transactions contemplated hereby and thereby and by the General Disclosure Package and Prospectus, except for (i) such consents, approvals, authorization, orders, qualifications, waivers, amendments or terminations as have been obtained or made as of the Applicable Time, (ii) such consents, approvals, authorizations, orders or qualifications as may be required under securities or Blue Sky laws of the various states in connection with the purchase and resale of the Securities by the Underwriters, or (iii) where the failure to obtain or make any such consent, approval, authorization, order or qualification would not result in a Material Adverse Change or materially and adversely affect the consummation of the Transactions.

(p)            No Further Authorizations or Approvals Required. The execution and delivery by the Company and the Parent Guarantor of, and the performance by the Company and the Parent Guarantor of their obligations under, this Agreement will not require with respect to the Company, the Parent Guarantor or any of their respective subsidiaries any license, consent, approval, action, order, authorization, or permit of, or registration, declaration or filing with, any Governmental Entity, including the (i) National Industrial Security Program Operating Manual notification requirements; (ii) notice requirements under International Traffic in Arms Regulations and other export control laws of the United States; and (iii) notification requirements in accordance with the Cost Accounting Standards (as defined in the Federal Acquisition Regulations, 48 CFR Chapter 99), except those that have been obtained or where the failure to obtain such license, consent, approval, action, order, authorization or permit of, or registration, declaration or filing would not result in a Material Adverse Change.

(q)            No Material Actions or Proceedings. (i) There are no legal or governmental proceedings pending or, to the knowledge of the Company and the Parent Guarantor, threatened to which the Company, the Parent Guarantor or any of their respective subsidiaries is a party or to which any of the properties of the Company, Parent Guarantor or any of their subsidiaries is subject, other than proceedings disclosed in the Registration Statement, General Disclosure Package and Prospectus or proceedings that would not result in a Material Adverse Change and would not result in a material adverse change on the power or ability of the Company, the Parent Guarantor and their subsidiaries, taken as a whole, to perform its obligations under this Agreement or to consummate the Transactions.

(r)            Investment Company Act. Neither the Company nor Parent Guarantor is, and after giving effect to the offering and sale of the Securities will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(s)            Compliance with Environmental Laws. The Company and its subsidiaries (i) are in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in compliance with all terms and conditions of any such permit, license or approval, except where such noncompliance with Environmental Laws, failure to receive required permits, licenses or other approvals or failure to comply with the terms and conditions of such permits, licenses or approvals would not result in a Material Adverse Change.

(t)            No Unlawful Contributions or Other Payments. Neither the Company, the Parent Guarantor, any of their respective subsidiaries nor any director or executive officer thereof, nor any affiliates of the Company, the Parent Guarantor or any of their respective subsidiaries, nor, to the knowledge of the Company and Parent Guarantor, any employee, agent or representative of the Company or the Parent Guarantor or of any of their respective subsidiaries, has made any unlawful offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any “government official” (including any officer or employee of a government or government-owned or -controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office) to influence official action or secure an improper advantage; and, to the Company’s and Parent Guarantor’s knowledge after due inquiry, the Company, the Parent Guarantor and their respective subsidiaries and affiliates have conducted their businesses in compliance with applicable anti-corruption laws and have instituted and maintain and will continue to maintain policies and procedures designed to promote and achieve compliance with such laws.

(u)            Compliance with Anti-Money Laundering Laws. The operations of the Company, the Parent Guarantor and their respective subsidiaries are and have been conducted at all times in material compliance with all applicable financial recordkeeping and reporting requirements, including those of the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), and, to the Company’s and the Parent Guarantor’s knowledge after due inquiry, the applicable anti-money laundering statutes of jurisdictions where the Company, the Parent Guarantor and their respective subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company, the Parent Guarantor or any of their respective subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Company and Parent Guarantor, threatened.

(v)            No Conflict with Sanctions Laws. Each of the Company and the Parent Guarantor represent that none of the Company, the Parent Guarantor or any of their respective subsidiaries, nor any director or executive officer thereof, nor, to the Company’s and Parent Guarantor’s knowledge, any employee, agent, affiliate or representative of the Company, the Parent Guarantor or any of their respective subsidiaries, is an individual or entity (“Person”) that is, or is owned or controlled by a Person that is, (A) the subject of any sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”) (collectively, “Sanctions”) or (B) located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, Cuba, Iran, North Korea, Syria, or the Crimea, so-called Donetsk People’s Republic, so-called Luhansk People’s Republic regions and the non-government controlled areas of the Zaporizhzhia and Kherson Regions of Ukraine) except to the extent permitted by OFAC. The Company and the Parent Guarantor each represent and covenant that since April 24, 2019, it and its subsidiaries have not knowingly engaged in, are not now knowingly engaged in, and will not knowingly engage in, any dealings or transactions with any Person, or in any country or territory, that at the time of the dealing or transaction is or was the subject of Sanctions.

(w)            Title to Properties. The Company, the Parent Guarantor and their respective subsidiaries do not own any real property and the Company and its subsidiaries have valid title to all personal property owned by them, in each case, that is material to the business of the Company, the Parent Guarantor and their respective subsidiaries taken as a whole, in each case free and clear of all liens, encumbrances and defects except such as are described in the Registration Statement, General Disclosure Package and Prospectus or such liens, encumbrances and defects that would not result in a Material Adverse Change; and, except as disclosed in the Registration Statement, General Disclosure Package and Prospectus, any real property and buildings held under lease by the Company, the Parent Guarantor and their respective subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as would not result in a Material Adverse Change and subject to the effects of bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization and moratorium laws, and other similar laws relating to or affecting creditor’s rights and general equitable principles (whether considered in a proceeding in equity or at law).

(x)            Intellectual Property Rights. The Company, the Parent Guarantor and their respective subsidiaries own or possess adequate rights to use all patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks and trade names currently employed by them in connection with the business now operated by them except where lack of ownership or possession of such rights would not result in a Material Adverse Change. None of the Company, the Parent Guarantor or any of their respective subsidiaries has received any notice of infringement of or conflict with asserted rights of others with respect to any of the foregoing, which, if the subject of an unfavorable decision, ruling or finding, would result in a Material Adverse Change.

(y)            No Material Labor Dispute. No material labor dispute with the employees of the Company, the Parent Guarantor or any of their subsidiaries exists or, to the knowledge of the Company and the Parent Guarantor, is imminent except where such dispute would not result in a Material Adverse Change; and the Company and the Parent Guarantor are not aware of any existing, threatened or imminent labor disturbance by the employees of any of its contractors or subcontractors that would result in a Material Adverse Change.

(z)            Insurance. The Company, the Parent Guarantor and each of their subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as the Company believes in good faith to be prudent and customary in the businesses in which they are engaged; neither the Company nor any of its subsidiaries has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business except where such failure to renew or obtain similar coverage would not result in a Material Adverse Change.

(aa)          All Necessary Permits, etc. The Company, the Parent Guarantor and their respective subsidiaries possess all certificates, authorizations, permits and facility clearances and their personnel has security clearances issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct their businesses except where failure to obtain such certificates, authorizations, permits and clearances would not reasonably be expected to result in a Material Adverse Change; and neither the Company nor any of its subsidiaries has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization, permit or clearance which, if the subject of an unfavorable decision, ruling or finding, would result in a Material Adverse Change.

(bb)          Company’s and Parent Guarantor’s Accounting System. Each of the Company and the Parent Guarantor maintains systems of “internal control over financial reporting” (as defined in Rule 13a-15(f) of the Exchange Act) that comply with the requirements of the Exchange Act and have been designed by, or under the supervision of, its principal executive and principal financial officers, or persons performing similar functions, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company, the Parent Guarantor and each of their respective subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences; and (E) the interactive data in eXtensible Business Reporting Language incorporated by reference in the Registration Statement, the General Disclosure Package and the Prospectus fairly present the information called for in all material respects and is prepared in accordance with the Commission’s rules and guidelines applicable thereto. Since the end of the Company’s and the Parent Guarantor’s most recent audited fiscal year, there has been (i) no material weakness in the Company’s or the Parent Guarantor’s internal control over financial reporting (whether or not remediated) and (ii) no change in the Company’s or the Parent Guarantor’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s or the Parent Guarantor’s internal control over financial reporting (including any corrective actions with regard to significant deficiencies and material weaknesses). There is and has been no failure on the part of the Company, the Parent Guarantor or any of the Company’s or the Parent Guarantor’s directors or officers, in their capacities as such, to comply in all material respects with any provision of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith, including Section 402 related to loans and Sections 302 and 906 related to certifications.

(cc)          Disclosure Controls and Procedures. (i) The Company, the Parent Guarantor and their consolidated subsidiaries have established and maintain “disclosure controls and procedures” (as such term is defined in Rule 13a-15(e) under the Exchange Act), (ii) such disclosure controls and procedures are designed to ensure that the information required to be disclosed about the Company, the Parent Guarantor and their respective subsidiaries in the reports the Company or the Parent Guarantor files or submits under the Exchange Act is accumulated and communicated to management of the Company and the Parent Guarantor, including its principal executive officer and principal financial officer, as appropriate, to allow timely decisions regarding required disclosure to be made and (iii) such disclosure controls and procedures are effective to a reasonable level of assurance to perform the functions for which they were established.

(dd)          Tax Law Compliance. The Company, the Parent Guarantor and each of their respective subsidiaries have filed all federal, state, local and foreign tax returns required to be filed through the date of this Agreement or have requested extensions thereof (except where the failure to file would not result in a Material Adverse Change) and have paid all taxes required to be paid thereon (except for cases in which the failure to file or pay would not result in a Material Adverse Change, or, except as currently being contested in good faith and for which reserves required by GAAP have been created in the financial statements of the Company and the Parent Guarantor), and no tax deficiency has been determined adversely to the Company, the Parent Guarantor or any of their respective subsidiaries which has had, nor does the Company, the Parent Guarantor or any of their respective subsidiaries have any notice or knowledge of any tax deficiency which if determined adversely to the Company, the Parent Guarantor or its subsidiaries would result in, a Material Adverse Change.

(ee)          Reliability and Accuracy of Data. The statistical and market-related data included in the Registration Statement, the General Disclosure Package and the Prospectus are based on or derived from sources that the Company and the Parent Guarantor believe to be reliable and accurate in all material respects or represent the Company’s and the Parent Guarantor’s good faith estimates that are made on the basis of data derived from such sources.

(ff)          Accuracy of Summaries. The statements made under the captions “Description of Notes” and “Description of Debt Securities” in the Registration Statement, the General Disclosure Package and the Prospectus, under the captions “Part 1—Item 1—Business—Regulation” as included in the Annual Report on Form 10-K of the Parent Guarantor for the fiscal year ended March 31, 2024 and “Part II—Item 1—Legal Proceedings,” as included in the Quarterly Report on Form 10-Q of the Parent Guarantor for the quarter ended June 30, 2024, insofar as they purport to constitute summaries of the terms of statutes, rules or regulations, legal or governmental proceedings or contracts and other documents, constitute accurate summaries of the terms of such statutes, rules and regulations, legal and governmental proceedings and contracts and other documents in all material respects.

(gg)          ERISA Compliance. Each pension, profit sharing, welfare plan and other plan which is subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) for which the Company or any member of its “Controlled Group” (defined as any organization which is a member of a controlled group of corporations within the meaning of Section 414 of the Internal Revenue Code of 1986, as amended (the “Code”)) would have any liability (each a “Plan”) has been maintained in compliance with its terms and with the requirements of all applicable statutes, rules and regulations including ERISA and the Code; and none of the Company or any subsidiary has incurred any liability for any prohibited transaction or accumulated funding deficiency or any complete or partial withdrawal liability with respect to any Plan; except in each case, as would not result in a Material Adverse Change.

(hh)          Independent Accountants. Ernst & Young LLP, who have certified certain financial statements of the Parent Guarantor and its consolidated subsidiaries incorporated by reference into the Registration Statement, the General Disclosure Package and the Prospectus and who have delivered the initial letter referred to in Section 5(b) hereof, has advised the Parent Guarantor and the Company that it is an independent public accounting firm with respect to the Parent Guarantor within the applicable rules and regulations adopted by the Commission and the Public Company Accounting Oversight Board (United States) and as required by the Securities Act and the rules and regulations thereof.

(ii)            No Significant Deficiency or Material Weakness. Except as identified in the Registration Statement, the General Disclosure Package and the Prospectus, since the date of the most recent balance sheet of the Parent Guarantor and its consolidated subsidiaries reviewed or audited by Ernst & Young LLP and the audit committee of the board of directors of the Parent Guarantor, the Parent Guarantor has not been advised of (i) any significant deficiencies in the design or operation of internal controls that could reasonably be expected to materially adversely affect the ability of the Parent Guarantor and each of its subsidiaries to record, process, summarize and report financial data, or any material weaknesses in internal controls or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the internal controls of the Parent Guarantor and each of its subsidiaries.

(jj)            Backlog. As of December 31, 2024, the Company’s total backlog was $39,413 million, consisting of funded backlog, unfunded backlog and priced options of $5,330 million, $9,340 million and $24,743 million, respectively, in each case, primarily relating to the Company’s United States government contracting business and calculated in a manner consistent with past practice and the Company’s policies and procedures. All contracts, task orders and options reflected in such total backlog amount were entered into in the ordinary course of business, consistent with past practice.

(kk)          No Other Fee or Commission. Other than in connection with this Agreement, there is no investment banker, financial advisor, broker, finder or other intermediary which has been retained by, or is authorized to act on behalf of, the Company or any of its subsidiaries which might be entitled to any fee or commission from the transactions contemplated hereby.

(ll)            No Non-Competition Agreements. Except as disclosed in the Registration Statement, the General Disclosure Package and the Prospectus, as of the date of this Agreement, none of the Company, the Parent Guarantor or any of their respective subsidiaries is party to any contract containing covenants that would limit in any material respect the ability of the Company or any of its subsidiaries to (i) engage in any line of business or (ii) compete with any person in any market or line of business

(mm)        No Adverse Government Audit or Non-Audit Review. Except as disclosed in the Registration Statement, the General Disclosure Package and the Prospectus, to the knowledge of the Company and the Parent Guarantor, there is no outstanding allegation of improper or illegal activities arising from any government audit or non-audit review, including without limitation, by the Defense Contract Audit Agency, of the Company, the Parent Guarantor or any of their respective subsidiaries or work performed by the Company or any of its subsidiaries that would result in a Material Adverse Change. Except as disclosed in the Registration Statement, the General Disclosure Package and the Prospectus, to the knowledge of the Company and the Parent Guarantor, there are no pending civil or criminal penalties or administrative sanctions arising from a government audit or non-audit review of the Company, the Parent Guarantor or any of their respective subsidiaries or work performed by the Company, the Parent Guarantor or any of their respective subsidiaries, including, but not limited to, termination of contracts, forfeiture of profits, suspension of payments, fines, or suspension or debarment from doing business with the United States government or any agency thereof that would result in a Material Adverse Change.

(nn)         Compliance with Cost Accounting Standards. The Company and the Parent Guarantor’s cost accounting system complies with the Cost Accounting Standards (as defined in the Federal Acquisition Regulations, 48 C.F.R. Chapter 99) and, during the past three years, its bids and proposals for government contracts have complied with the Truth in Negotiations Act (as codified at 10 U.S.C. § 2306a and 41 U.S.C. 254b), in each case, except as would not result in a Material Adverse Change.

(oo)          No Price Stabilization or Manipulation. Neither of the Company or the Parent Guarantor has taken or will take, directly or indirectly, any action designed to or that might be reasonably expected to cause or result in stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Securities.

(pp)         Solvency. Both of the Company and the Parent Guarantor is, and immediately after the Closing Time will be, Solvent. As used herein, the term “Solvent” means, with respect to any person on a particular date, that on such date (i) the fair market value of the assets of such person is greater than the total amount of liabilities (including contingent liabilities) of such person, (ii) the present fair salable value of the assets of such person is greater than the amount that will be required to pay the probable liabilities of such person on its debts as they become absolute and matured, (iii) such person is able to realize upon its assets and pay its debts and other liabilities, including contingent obligations, as they mature and (iv) such person does not have unreasonably small capital.

(qq)          Regulations T, U, X. Neither the Company nor Parent Guarantor nor any of their respective subsidiaries nor any agent thereof acting on their behalf has taken, and none of them will take, any action that might cause this Agreement or the issuance or sale of the Securities to violate Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System.

(rr)           Cybersecurity. Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change or except as described in the Registration Statement, the General Disclosure Package and the Prospectus, (A) there has been no security breach or violation, unauthorized access or disclosure, or other compromise of or relating to any of the Company’s, the Parent Guarantor’s and their respective subsidiaries’ information technology and computer systems, networks, hardware, software, data and databases (including the data and information of their respective customers, employees, suppliers, vendors and any third-party data maintained, processed or stored by the Company, the Parent Guarantor and their respective subsidiaries, and any such data processed or stored by third parties on behalf of the Company, the Parent Guarantor and their respective subsidiaries), equipment or technology (collectively, “IT Systems and Data”); (B) neither the Company, the Parent Guarantor, nor their respective subsidiaries have been notified of, and each of them has no knowledge of any event or condition that would reasonably be expected to result in, any security breach or violation, unauthorized access or disclosure or other compromise to their IT Systems and Data; and (C) the Company, the Parent Guarantor and their respective subsidiaries have implemented appropriate controls, policies, procedures, and technological safeguards to maintain and protect the integrity, continuous operation, redundancy and security of their IT Systems and Data reasonably consistent with industry standards and practices, or as required by applicable regulatory standards. Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change, the Company, the Parent Guarantor and their respective subsidiaries are presently in compliance with all applicable laws or statutes and all judgments, orders, rules and regulations of any court or arbitrator or governmental or regulatory authority, internal policies and contractual obligations relating to the privacy and security of IT Systems and Data and to the protection of such IT Systems and Data from unauthorized use, access, misappropriation or modification.

(ss)          No Covered Foreign Person. Neither the Parent Guarantor, the Company nor any of their respective subsidiaries is, or plans to engage, directly or indirectly, in activities that would cause them to be, a “covered foreign person,” as that term is defined in 31 C.F.R. § 850.209.

Any certificate signed by an officer of the Company or Parent Guarantor and delivered to the Underwriters or to counsel for the Underwriters shall be deemed to be a representation and warranty by the Company or Parent Guarantor to each Underwriter as to the matters set forth therein.

SECTION 2.           Purchase, Sale and Delivery of the Securities.

(a)            The Securities. On the basis of the representations, warranties and agreements herein contained, and subject to the terms and conditions herein set forth, the Company and the Parent Guarantor agree to sell to each Underwriter, severally and not jointly, and each Underwriter agrees, severally and not jointly, to purchase from the Company and Parent Guarantor the aggregate principal amount of Securities set forth opposite its name on Schedule A, at a purchase price of 99.311% of the principal amount, plus accrued interest, if any, from March 14, 2025 to the Closing Time hereunder, the principal amount of Notes set forth opposite the name of such Underwriter in Schedule A.

(b)            The Closing Time. Delivery of certificates for the Securities in definitive form to be purchased by the Underwriters and payment therefor shall be made at the offices of Latham & Watkins LLP, 1271 Avenue of the Americas, New York, NY 10020 (or such other place as the Representatives, the Company and the Parent Guarantor may agree upon) at 9:00 a.m. New York City time, on March 14, 2025, or such other time not later than ten business days after such date as the Representatives, the Company and the Parent Guarantor may agree upon (the time and date of such closing are called the “Closing Time”).

(c)            Public Offering of the Notes. The Representatives hereby advise the Company that the Underwriters intend to offer for sale to the public, as described in the General Disclosure Package and the Prospectus, their respective portions of the Notes as soon after the Applicable Time as the Representatives, in their sole judgment, have determined is advisable and practicable.

(d)            Payment for the Notes. Payment for the Notes shall be made to the Company at the Closing Time by wire transfer of immediately available funds to a bank account designated by the Company or the Parent Guarantor.

It is understood that each Underwriter has authorized the Representatives, for its account, to accept delivery of, receipt for, and make payment of the purchase price for, the Notes which it has agreed to purchase. The Representatives may (but shall not be obligated to) make payment of the purchase price for the Notes to be purchased by any Underwriter whose funds have not been received by the Closing Time, but such payment shall not relieve such Underwriter from its obligations hereunder.

(e)            Delivery of the Securities. The Company and the Parent Guarantor shall deliver, or cause to be delivered, to the Representatives for the accounts of the several Underwriters certificates for the Securities at the Closing Time against the irrevocable release of a wire transfer of immediately available funds for the amount of the purchase price therefor. The certificates for the Securities shall be in such denominations and registered in the name of Cede & Co., as nominee of the Depositary, and shall be made available for inspection on the business day preceding the Closing Time at a location in New York City, as the Representatives may designate. Time shall be of the essence, and delivery at the time and place specified in this Agreement is a further condition to the obligations of the Underwriters.

SECTION 3.           Additional Agreements. The Company and the Parent Guarantor, jointly and severally, further agrees with each Underwriter as follows:

(a)            Compliance with Commission Requests. The Company and the Parent Guarantor, subject to Section 3(b) hereof, will comply with the requirements of Rule 430B, and will promptly notify the Representatives, and confirm the notice in writing, (i) when any post-effective amendment to the Registration Statement shall become effective or any amendment or supplement to the General Disclosure Package or the Prospectus shall have been used or filed, (ii) of the receipt of any comments from the Commission during the period when a prospectus relating to the Securities is (or, but for the exception afforded by Rule 172 of the Securities Act (“Rule 172”), would be) required by the Securities Act to be delivered in connection with sales of the Notes (“Prospectus Delivery Period”), (iii) of any request by the Commission for any amendment to the Registration Statement or any amendment or supplement to the General Disclosure Package or the Prospectus, (iv) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or any post-effective amendment thereto or any notice of objection to the use of the Registration Statement or any post-effective amendment thereto pursuant to Rule 401(g)(2) or of the issuance of any order preventing or suspending the use of any preliminary prospectus or the Prospectus or any amendment or supplement thereto, or of the suspension of the qualification of the Notes for offering or sale in any jurisdiction, or of the initiation or threatening of any proceedings for any of such purposes and (v) if the Company and/or the Parent Guarantor becomes the subject of a proceeding under Section 8A of the Securities Act in connection with the offering of the Notes. The Company and/or the Parent Guarantor will effect all filings required under Rule 424(b), in the manner and within the time period required by Rule 424(b) (without reliance on Rule 424(b)(8)), and will take such steps as it deems necessary to ascertain promptly whether the form of prospectus transmitted for filing under Rule 424(b) was received for filing by the Commission and, in the event that it was not, it will promptly file such prospectus. The Company and/or the Parent Guarantor will use commercially reasonable efforts to prevent the issuance of any stop, prevention or suspension order and, if any such order is issued, to obtain the lifting thereof at the earliest possible moment. The Company and/or the Parent Guarantor shall pay the required Commission filing fees relating to the Notes within the time required by Rule 456(b)(1)(i) of the Securities Act without regard to the proviso therein.

(b)            Continued Compliance with Securities Laws. The Company and and/or the Parent Guarantor will comply with the Securities Act and the Exchange Act so as to permit the completion of the distribution of the Notes as contemplated in this Agreement and in the Registration Statement, the General Disclosure Package and the Prospectus. If at any time when a prospectus relating to the Notes is (or, but for the exception afforded by Rule 172, would be) required by the Securities Act to be delivered in connection with sales of the Notes any event shall occur or condition shall exist as a result of which it is necessary, in the opinion of counsel for the Underwriters or for the Company and/or the Parent Guarantor, to (i) amend the Registration Statement in order that the Registration Statement will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) amend or supplement the General Disclosure Package or the Prospectus in order that the General Disclosure Package or the Prospectus, as the case may be, will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in the light of the circumstances existing at the time it is delivered to a purchaser or (iii) amend the Registration Statement or amend or supplement the General Disclosure Package or the Prospectus, as the case may be in order to comply with the requirements of the Securities Act or the Exchange Act, the Company will use commercially reasonable efforts to, as promptly as reasonably practicable, (A) notify the Representatives of such event or condition, (B) prepare any amendment or supplement as may be necessary to correct such statement or omission or to make the Registration Statement, the General Disclosure Package or the Prospectus comply with such requirements and, a reasonable amount of time prior to any proposed filing or use, furnish the Representatives with copies of any such amendment or supplement and (C) file with the Commission any such amendment or supplement, provided that the Company and/or the Parent Guarantor shall not file or use any such amendment or supplement to which the Representatives or counsel for the Underwriters shall reasonably object.

(c)            Filing or Use of Amendments or Supplements. The Company and the Parent Guarantor have given the Representatives notice of any filings made pursuant to the Exchange Act within 48 hours prior to the Applicable Time and will give the Representatives notice of its intention to file or use any amendment to the Registration Statement or any amendment or supplement to the General Disclosure Package or the Prospectus, whether pursuant to the Securities Act or the Exchange Act, or otherwise from the Applicable Time to the later of (i) the time when a prospectus relating to the Securities is no longer required by the Securities Act (without giving effect to Rule 172) to be delivered in connection with sales of the Securities and (ii) the Closing Time, and will furnish the Representatives with copies of any such amendment or supplement a reasonable amount of time prior to such proposed filing or use, as the case may be, and will not file or use any such amendment or supplement to which the Representatives or counsel for the Underwriters shall reasonably object.

(d)            Delivery of Registration Statements. The Company and Parent Guarantor have furnished or will deliver to the Representatives and counsel for the Underwriters, without charge, signed copies of the Registration Statement as originally filed and each amendment thereto (including exhibits filed therewith or incorporated by reference therein and documents incorporated or deemed to be incorporated by reference therein) and signed copies of all consents and certificates of experts, and will also deliver to the Representatives, without charge, a conformed copy of the Registration Statement as originally filed and each amendment thereto (without exhibits) for each of the Underwriters. The signed copies of the Registration Statement and each amendment thereto furnished to the Underwriters will be identical to the electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T.

(e)            Delivery of Prospectuses. The Company and the Parent Guarantor have delivered to each Underwriter, without charge, as many copies of each preliminary prospectus as such Underwriter reasonably requested, and the Company and the Parent Guarantor hereby consent to the use of such copies for purposes permitted by the Securities Act. The will furnish to each Underwriter, without charge, during the Prospectus Delivery Period, such number of copies of the Prospectus (as amended or supplemented) as such Underwriter may reasonably request. The Prospectus and any amendments or supplements thereto furnished to the Underwriters will be identical to the electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T.

(f)            Blue Sky Compliance. Both of the Company and the Parent Guarantor shall cooperate with the Representatives and counsel for the Underwriters to qualify or register (or to obtain exemptions from qualifying or registering) all or any part of the Securities for offer and sale under the securities laws of the several states of the United States, the provinces of Canada or any other jurisdictions designated by the Representatives, shall comply with such laws and shall continue such qualifications, registrations and exemptions in effect so long as required for the distribution of the Securities. Neither of the Company or the Parent Guarantor shall be required to (i) qualify as a foreign corporation or other entity or as dealer in any such jurisdiction where it would not otherwise be required to qualify, (ii) take any action that would subject it to general service of process in any such jurisdiction, (iii) make any changes to its certificate of incorporation, bylaws or other organizational document, or any between it and any of its equityholders, or (iv) subject itself to taxation in any such jurisdiction where it is not then subject. The Company and Parent Guarantor will advise the Representatives promptly of the suspension of the qualification or registration of (or any such exemption relating to) the Securities for offering, sale or trading in any jurisdiction or any initiation or threat of any proceeding for any such purpose, and in the event of the issuance of any order suspending such qualification, registration or exemption, each of the Company and the Parent Guarantor shall use its best efforts to obtain the withdrawal thereof at the earliest possible moment.

(g)            Earnings Statements. The Parent Guarantor will make generally available to its securityholders as soon as practicable an earnings statement for the purposes of the last paragraph of Section 11(a) of the Securities Act.

(h)            Use of Proceeds. The Company shall apply the net proceeds from the sale of the Securities sold by it in the manner described under the caption “Use of Proceeds” in the Registration Statement, the General Disclosure Package and the Prospectus.

(i)            The Depositary. The Company will cooperate with the Underwriters and use commercially reasonable efforts to permit the Securities to be eligible for clearance and settlement through the facilities of the Depositary.

(j)            Agreement Not To Offer or Sell Additional Securities. During the period commencing the date hereof and ending on the Closing Time, the Company will not, without the prior written consent of the Representatives (which consent may be withheld at the sole discretion of the Representatives), directly or indirectly, sell, offer, contract or grant any option to sell, pledge, transfer or establish an open “put equivalent position” within the meaning of Rule 16a-1 under the Exchange Act, or otherwise dispose of or transfer, or announce the offering of, or file any registration statement under the Securities Act in respect of, any debt securities of the Company or securities exchangeable for or convertible into debt securities of the Company (other than as contemplated by this Agreement) having a tenor of more than one year.

(k)            Reporting Requirements. The Parent Guarantor, during the period when a prospectus relating to the Securities is (or, but for the exception afforded by Rule 172, would be) required by the Securities Act to be delivered in connection with sales of the Securities, will file all documents required to be filed with the Commission pursuant to the Exchange Act within the time periods required by, and each such document will meet the requirements of, the Exchange Act.

(l)             Final Term Sheet.  The Company will prepare a final term sheet (a “Final Term Sheet”) containing only a description of the final terms of the Securities and their offering, in forms approved by the Underwriters and attached as Schedule D hereto, and acknowledges that the Final Term Sheet is an Issuer Free Writing Prospectus and will comply with its related obligations set forth in Section 3(m) hereof. The Company will furnish to each Underwriter, without charge, copies of the Final Term Sheet promptly upon its completion.

(m)            Issuer Free Writing Prospectuses. The Company and the Parent Guarantor agree that, unless they obtain the prior written consent of a Representative, neither will make any offer relating to the Securities that would constitute an Issuer Free Writing Prospectus or that would otherwise constitute a “free writing prospectus,” or a portion thereof, required to be filed by the Company and the Parent Guarantor with the Commission or retained by the Company and the Parent Guarantor under Rule 433; provided that the Representatives will be deemed to have consented to the Issuer General Use Free Writing Prospectuses listed on Schedule B hereto and any “road show that is a written communication” within the meaning of Rule 433(d)(8)(i) that has been reviewed by the Representatives. Both of the Company and the Parent Guarantor represent that each has treated or agree that they will treat each such free writing prospectus consented to, or deemed consented to, by the Representatives as an Issuer Free Writing Prospectus and that it has complied and will comply with the applicable requirements of Rule 433 with respect thereto, including timely filing with the Commission where required, legending and record keeping. If at any time following issuance of an Issuer Free Writing Prospectus there occurred or occurs an event or development as a result of which such Issuer Free Writing Prospectus conflicted or would conflict with the information contained in the Registration Statement, any preliminary prospectus or the Prospectus or included or would include an untrue statement of a material fact or omitted or would omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances existing at that subsequent time, not misleading, the Company and the Parent Guarantor will promptly notify the Representatives in writing and will promptly amend or supplement, at its own expense, such Issuer Free Writing Prospectus to eliminate or correct such conflict, untrue statement or omission.

(n)            No Manipulation of Price. The Company and the Parent Guarantor will not take, directly or indirectly, any action designed to cause or result in, or that has constituted or might reasonably be expected to constitute, under the Exchange Act or otherwise, the stabilization or manipulation of the price of the Notes.

The Representatives on behalf of the several Underwriters, may, in its sole discretion, waive in writing the performance by the Company or Parent Guarantor of any one or more of the foregoing covenants or extend the time for their performance.

SECTION 4.           Payment of Expenses. The Company and the Parent Guarantor, jointly and severally, agree to pay, or cause to be paid, all costs, fees and expenses incurred in connection with the performance of its obligations hereunder and in connection with the transactions contemplated hereby, including, without limitation, (i) the preparation, printing and filing of the Registration Statement (including financial statements and exhibits) as originally filed and each amendment thereto, (ii) the preparation, printing and delivery to the Underwriters of copies of each preliminary prospectus, each Issuer Free Writing Prospectus and the Prospectus and any amendments or supplements thereto and any reasonable costs associated with electronic delivery of any of the foregoing by the Underwriters to investors, (iii) all expenses incident to the issuance and delivery of the Securities (including all printing and engraving costs), (iv) all necessary issue, transfer and other stamp taxes in connection with the issuance and sale of the Notes to the Underwriters, (v) all fees and expenses of the Company’s and the Parent Guarantor’s counsel, independent public or certified public accountants and other advisors to the Company and the Parent Guarantor, (vi) all costs and expenses incurred in connection with the preparation, printing, filing, shipping and distribution (including any form of electronic distribution) of the Registration Statement, the General Disclosure Package and the Prospectus (including financial statements and exhibits), and all amendments and supplements thereto, and the Transaction Documents, (vii) all filing fees, reasonable attorneys’ fees and expenses incurred by the Company, the Parent Guarantor or the Underwriters in connection with qualifying or registering (or obtaining exemptions from the qualification or registration of) all or any part of the Securities for offer and sale under the securities laws of the several states of the United States and the provinces of Canada (including, without limitation, the cost of preparing, printing and mailing preliminary and final blue sky or legal investment memoranda and any related supplements to the Registration Statement, any preliminary prospectus, any Issuer Free Writing Prospectus and the Prospectus), (viii) the fees and expenses of the Trustee, including the reasonable fees and disbursements of counsel for the Trustee in connection with the Indenture and the Securities, (ix) any fees payable in connection with the rating of the Securities with the ratings agencies, (x) any filing fees incident to, and any reasonable fees and disbursements of counsel to the Underwriters in connection with the review by FINRA, if any, of the terms of the sale of the Securities, (xi) all fees and expenses (including reasonable fees and expenses of counsel) of the Company and the Parent Guarantor in connection with approval of the Notes by the Depositary for “book-entry” transfer, and the performance by the Company and the Parent Guarantor of their respective other obligations under this Agreement, (xii) all expenses incident to any “road show” for the offering of the Securities and (xiii) all other fees, costs and expenses referred to in Item 14 of Part II of the Registration Statement; provided that the fees and expenses of counsel for the Underwriters pursuant to clauses (vii) and (x) hereof shall not exceed $15,000 in the aggregate. Except as provided in this Section 4 and Sections 6, 7 and 8 hereof, the Underwriters shall pay their own expenses, including the fees and disbursements of their counsel.

SECTION 5.           Conditions of the Obligations of the Underwriters. The obligations of the several Underwriters to purchase and pay for the Securities as provided herein at the Closing Time shall be subject to the condition that all representations and warranties on the part of the Company and the Parent Guarantor set forth in Section 1 hereof as of the date hereof and as of the Closing Time as though then made are true and correct and to the timely performance by the Company and the Parent Guarantor of their obligations hereunder, and to the satisfaction or waiver, as determined by the Representatives in their sole discretion, to each of the following additional conditions:

(a)            Effectiveness of Registration Statement, etc. The Registration Statement was filed by the Company and the Parent Guarantor with the Commission not earlier than three years prior to the date hereof and became effective upon filing in accordance with Rule 462(e). Each preliminary prospectus, each Issuer Free Writing Prospectus and the Prospectus have been filed as required by Rule 424(b) (without reliance on Rule 424(b)(8)) and Rule 433, as applicable, within the time period prescribed by, and in compliance with, the Securities Act. No stop order suspending the effectiveness of the Registration Statement or any post-effective amendment thereto has been issued under the Securities Act, no notice of objection to the use of the Registration Statement or any post-effective amendment thereto pursuant to Rule 401(g)(2) has been received by the Company and/or the Parent Guarantor, no order preventing or suspending the use of any preliminary prospectus or the Prospectus or any amendment or supplement thereto has been issued and no proceedings for any of those purposes have been instituted or are pending or, to the Company or the Parent Guarantor’s knowledge, contemplated. The Company and/or the Parent Guarantor have complied with each request (if any) from the Commission for additional information.

(b)            Accountants’ Comfort Letter. On the date hereof, the Underwriters shall have received from Ernst & Young LLP, the independent registered public accounting firm for the Parent Guarantor, a “comfort letter” dated the date hereof addressed to the Underwriters, in form and substance satisfactory to the Representatives, covering the financial statements and certain financial information in the Registration Statement, the General Disclosure Package and the Prospectus and other customary matters. In addition, at the Closing Time, the Underwriters shall have received from such accountants a “bring-down comfort letter” dated as of the Closing Time addressed to the Underwriters, in form and substance satisfactory to the Representatives, in the form of the “comfort letter” delivered on the date hereof, except that (i) it shall cover the financial statements and certain financial information in the Registration Statement, the General Disclosure Package and the Prospectus and any amendment or supplement thereto and (ii) procedures shall be brought down to a date no more than 3 days prior to the Closing Time.

(c)            No Material Adverse Change or Ratings Agency Change. For the period from the execution of this Agreement and prior to the Closing Time:

(i)             there shall not have occurred any Material Adverse Change, the effect of which, in the judgment of the Representatives, makes it impracticable to proceed with the offering, sale or delivery of the Securities being delivered at the Closing Time on the terms and in the manner contemplated in the Registration Statement, the General Disclosure Package and the Prospectus; and

(ii)            there shall not have occurred any downgrading, nor shall any notice have been given of any intended or potential downgrading or of any review for a possible change that does not indicate the direction of the possible change, in the rating accorded the Company or any of its subsidiaries or any of their securities or indebtedness by any “nationally recognized statistical rating organization” registered under Section 15E of the Exchange Act.

(d)            Opinion of Counsel for the Company. At the Closing Time the Underwriters shall have received an opinion of Debevoise & Plimpton LLP, counsel for the Company, dated as of such Closing Time, substantially in the form attached as Schedule E hereto and a negative assurance letter of Debevoise & Plimpton LLP, counsel for the Company, dated as of such Closing Time, substantially in the form attached as Schedule F hereto.

(e)            Opinion of Counsel for the Underwriters. At the Closing Time the Underwriters shall have received the favorable opinion of Latham & Watkins LLP, counsel for the Underwriters, dated as of such Closing Time, and a negative assurance letter of Latham & Watkins LLP, counsel for the Underwriters, dates as of such Closing Time, with respect to such matters as may be reasonably requested by the Underwriters.

(f)            Officers’ Certificate. At the Closing Time the Underwriters shall have received a written certificate executed by an executive officer of the Company and the Parent Guarantor, dated as of the Closing Time, to the effect set forth in Section 5(c)(ii) hereof, and further to the effect that:

(i)                             for the period from and after the date of this Agreement and prior to the Closing Time there has not occurred any Material Adverse Change;

(ii)                            the representations, warranties and covenants of the Company and the Parent Guarantor set forth in Section 1 hereof were true and correct as of the date hereof and are true and correct as of the Closing Time with the same force and effect as though expressly made on and as of the Closing Time; and

(iii)                          each of the Company and the Parent Guarantor has complied with all the agreements and satisfied all the conditions on its part to be performed or satisfied at or prior to the Closing Time.

(g)            CFO Certificate. The Underwriters shall have received on the date hereof, and at the Closing Time, a certificate addressed to the Underwriters and as of such dates, of Matthew A. Calderone, Executive Vice President and Chief Financial Officer of the Company, covering certain financial and accounting information in Registration Statement, the General Disclosure Package and the Prospectus, respectively, in form and substance reasonably satisfactory to the Representatives.

(h)            Indenture. The Company and the Parent Guarantor shall have executed and delivered the Indenture, in form and substance reasonably satisfactory to the Underwriters, and the Underwriters shall have received executed copies thereof.

(i)            Additional Documents. At or before the Closing Time, the Underwriters and counsel for the Underwriters shall have received such information, documents and opinions as they may reasonably require for the purposes of enabling them to pass upon the issuance and sale of the Securities as contemplated herein, or in order to evidence the accuracy of any of the representations and warranties, or the satisfaction of any of the conditions or agreements, herein contained.

If any condition specified in this Section 5 is not satisfied when and as required to be satisfied, this Agreement may be terminated by the Representatives by notice to the Company at any time on or prior to the Closing Time, which termination shall be without liability on the part of any party to any other party, except that Sections 4, 6, 7 and 8 hereof shall at all times be effective and shall survive such termination.

SECTION 6.           Reimbursement of Underwriters’ Expenses. If this Agreement is terminated by the Representatives pursuant to Section 5 or 10 hereof, including if the sale to the Underwriters of the Securities at the Closing Time is not consummated because of any refusal, inability or failure on the part of the Company and the Parent Guarantor to perform any agreement herein or to comply with any provision hereof, the Company and the Parent Guarantor, jointly and severally, agree to reimburse the Underwriters, severally, upon demand for all out-of-pocket expenses that shall have been reasonably incurred by the Underwriters in connection with the proposed purchase and the offering and sale of the Securities, including, without limitation, fees and disbursements of counsel, printing expenses, travel expenses, postage, facsimile and telephone charges.

SECTION 7.           Indemnification.

(a)            Indemnification of the Underwriters. Each of the Company and the Parent Guarantor, jointly and severally, agrees to indemnify and hold harmless each Underwriter, its affiliates, directors and each person, if any, who controls any Underwriters within the meaning of the Securities Act and the Exchange Act against any loss, claim, damage or liability (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) to which such Underwriter, affiliate, director or controlling person may become subject, under the Securities Act, the Exchange Act or other federal or state statutory law or regulation, or at common law or otherwise, insofar as such loss, claim, damage or liability arises out of or is based upon any untrue statement or alleged untrue statement of a material fact contained or incorporated in the Registration Statement (or any amendment thereto), including any information deemed to be a part thereof pursuant to Rule 430B, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein, not misleading or arising out of any untrue statement or alleged untrue statement of a material fact included in any preliminary prospectus, any Issuer Free Writing Prospectus, any Company Additional Written Communication, the General Disclosure Package or the Prospectus (or any amendment or supplement thereto), or the omission or alleged omission in any preliminary prospectus, any Issuer Free Writing Prospectus, any Company Additional Written Communication, the General Disclosure Package or the Prospectus (or any amendment or supplement thereto) of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; and to reimburse each Underwriter and each such affiliate, director or controlling person for any and all expenses (including the fees and disbursements of counsel chosen by the Representatives) as such expenses are reasonably incurred by such Underwriter or such affiliate, director or controlling person in connection with investigating or defending any such loss, claim, damage or liability; provided, however, that the foregoing indemnity agreement shall not apply, with respect to an Underwriter, to any loss, claim, damage or liability to the extent, but only to the extent, that any such loss, claim, damage or liability arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission based upon and in the Underwriter Information expressly for use in the Registration Statement (or any amendment thereto), including any information deemed to be a part thereof pursuant to Rule 430B, or in the General Disclosure Package or the Prospectus (or any amendment or supplement thereto). The indemnity agreement set forth in this Section 7(a) shall be in addition to any liabilities that the Company may otherwise have.

(b)            Indemnification of the Company and Parent Guarantor. Each Underwriter agrees, severally and not jointly, to indemnify and hold harmless the Company, Parent Guarantor, each of their respective directors and each person, if any, who controls the Company or Parent Guarantor within the meaning of the Securities Act or the Exchange Act, against any loss, claim, damage or liability (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) to which the Company, Parent Guarantor or any such director or controlling person may become subject, under the Securities Act, the Exchange Act, or other federal or state statutory law or regulation, or at common law or otherwise, insofar as such loss, claim, damage or liability arises out of or is based upon any untrue statement or alleged untrue statement of a material fact contained or incorporated in the Registration Statement (or any amendment thereto), including any information deemed to be a part thereof pursuant to Rule 430B, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein, not misleading or arising out of any untrue statement or alleged untrue statement of a material fact included in any preliminary prospectus, any Issuer Free Writing Prospectus, any Company Additional Written Communication, the General Disclosure Package or the Prospectus (or any amendment or supplement thereto), or the omission or alleged omission in any preliminary prospectus, any Issuer Free Writing Prospectus, any Company Additional Written Communication the General Disclosure Package or the Prospectus (or any amendment or supplement thereto) of material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in the Registration Statement (or any amendment thereto), including any information deemed to be a part thereof pursuant to Rule 430B, or in the General Disclosure Package or the Prospectus (or any amendment or supplement thereto), in reliance upon and in conformity with the Underwriter Information; and to reimburse each such director or controlling person for any and all expenses (including the fees and disbursements of counsel) as such expenses are reasonably incurred by the Company, Parent Guarantor or such director or controlling person in connection with investigating or defending, any such loss, claim, damage or liability. The indemnity agreement set forth in this Section 7(b) shall be in addition to any liabilities that each Underwriter may otherwise have.

(c)            Notifications and Other Indemnification Procedures. Promptly after receipt by an indemnified party under this Section 7 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party under this Section 7, notify the indemnifying party in writing of the commencement thereof; provided that the failure to so notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party under this Section 7 except to the extent that it has been materially prejudiced by such failure (through the forfeiture of substantive rights and defenses) and shall not relieve the indemnifying party from any liability that the indemnifying party may have to an indemnified party other than under this Section 7. In case any such action is brought against any indemnified party and such indemnified party has notified the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate in and, to the extent that it shall elect, jointly with all other indemnifying parties similarly notified, by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party; provided, however, if the named defendants in any such action (including any impleaded parties) include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded (based on the advice of counsel) that a conflict may arise between the positions of the indemnifying party and the indemnified party in conducting the defense of any such action or that there may be legal defenses available to it and/or other indemnified parties which are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assume such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties. Upon receipt of notice from the indemnifying party to such indemnified party of such indemnifying party’s election so to assume the defense of such action and approval by the indemnified party of counsel, the indemnifying party will not be liable to such indemnified party under this Section 7 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof (other than reasonable costs of investigation) unless (i) the indemnified party shall have employed separate counsel in accordance with the proviso to the immediately preceding sentence (it being understood, however, that the indemnifying party shall not be liable for the expenses of more than one separate counsel (together with local counsel (in each jurisdiction)), which shall be selected by the Representatives (in the case of counsel representing the Underwriters or their related persons), representing the indemnified parties who are parties to such action) or (ii) the indemnifying party shall not have employed counsel satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of the action, in each of which cases the fees and expenses of counsel shall be at the expense of the indemnifying party.

(d)            Settlements. The indemnifying party under this Section 7 shall not be liable for any settlement of any proceeding effected without its written consent, which will not be unreasonably withheld, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party against any loss, claim, damage or liability (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel as contemplated by this Section 7, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 30 days after receipt by such indemnifying party of the aforesaid request and (ii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement or compromise in any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity was or could have been sought hereunder by such indemnified party, unless such settlement or compromise (i) includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding and (ii) does not include any statements as to or any admissions of fault, culpability or failure to act by or on behalf of any indemnified party.

SECTION 8.           Contribution. If the indemnification provided for in Section 7 hereof is unavailable to or otherwise insufficient in respect of any losses, claims, damages or liabilities referred to therein, then each indemnifying party under Section 7, in lieu of indemnifying such indemnified party thereunder, shall contribute to the amount paid or payable by such indemnified party as a result of any losses, claims, damages or liabilities referred to therein (i) in such proportion as is appropriate to reflect the relative benefits received by the Company and the Parent Guarantor, on the one hand, and the Underwriters, on the other hand, from the offering of the Securities pursuant to this Agreement or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company and the Parent Guarantor, on the one hand, and the Underwriters, on the other hand, in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative benefits received by the Company and the Parent Guarantor, on the one hand, and the Underwriters, on the other hand, in connection with the offering of the Securities pursuant to this Agreement shall be deemed to be in the same respective proportions as the total net proceeds from the offering of the Securities pursuant to this Agreement (before deducting expenses) received by the Company, and the total discounts and commissions received by the Underwriters bear to the aggregate initial offering price of the Securities. The relative fault of the Company and the Parent Guarantor, on the one hand, and the Underwriters, on the other hand, shall be determined by reference to, among other things, whether any such untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company and the Parent Guarantor, on the one hand, or the Underwriters, on the other hand, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

The amount paid or payable by a party as a result of the losses, claims, damages and liabilities referred to above shall be deemed to include, subject to the limitations set forth in Section 8 hereof, any legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any action or claim. The provisions set forth in Section 8 hereof with respect to notice of commencement of any action shall apply if a claim for contribution is to be made under this Section 8; provided, however, that no additional notice shall be required with respect to any action for which notice has been given under Section 8 hereof for purposes of indemnification.

The Company, the Parent Guarantor and the Underwriters agree that it would not be just and equitable if contribution pursuant to this Section 8 were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in this Section 8.

Notwithstanding the provisions of this Section 8, no Underwriter shall be required to contribute any amount in excess of the total discounts and commissions received by such Underwriter in connection with the Securities distributed by it. No person guilty of fraudulent misrepresentation (within the meaning of Section 11 of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Underwriters’ obligations to contribute pursuant to this Section 8 are several, and not joint, in proportion to their respective commitments as set forth opposite their names in Schedule A. For purposes of this Section 8, each director of an Underwriter and each person, if any, who controls an Underwriter within the meaning of the Securities Act and the Exchange Act shall have the same rights to contribution as such Underwriter, and each director of the Company or the Parent Guarantor, and each person, if any, who controls the Company or the Parent Guarantor with the meaning of the Securities Act and the Exchange Act shall have the same rights to contribution as the Company and the Parent Guarantor.

SECTION 9.           Termination of this Agreement. Prior to the Closing Time, this Agreement may be terminated by the Representatives by notice given to the Company if at any time: (i) trading or quotation in any of the Company’s securities shall have been suspended by the Commission or by the NYSE, or trading in securities generally on either the Nasdaq Stock Market or the NYSE shall have been suspended or materially limited; (ii) a general commercial banking moratorium shall have been declared by any of federal or New York State authorities; (iii) a material disruption in securities settlement, payment or clearance services in the United States or other relevant jurisdictions shall have occurred; or (iv) there shall have occurred any outbreak or escalation of national or international hostilities or any crisis or calamity, or any change in the United States or international financial markets, or any substantial change in United States’ or international political, financial or economic conditions, that is material and adverse and, in the judgment of the Representatives, makes it impracticable or inadvisable to proceed with the offering sale or delivery of the Securities in the manner and on the terms described in the Registration Statement, the General Disclosure Package and the Prospectus. The indemnity and contribution provisions contained in Section 7 and 8 hereof and the representations, warranties and other statements of the Company and Parent Guarantor contained in this Agreement shall remain operative and in full force and effect regardless of (a) any termination of this Agreement, (b) any investigation made by or on behalf of the Underwriters, any person controlling the Underwriters or any affiliate of the Underwriters or the Company, Parent Guarantor, their respective officers or directors, or any person controlling the Company or Parent Guarantor and (c) acceptance of and payment for any of the Securities.

SECTION 10.         Representations and Indemnities to Survive Delivery. The respective indemnities, agreements, representations, warranties and other statements of the Company, Parent Guarantor, their respective officers and the several Underwriters set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation made by or on behalf of any Underwriter, the Company, any Parent Guarantor or any of their partners, officers or directors or any controlling person, as the case may be, and will survive delivery of and payment for the Securities sold hereunder and any termination of this Agreement.

SECTION 11.          Notices. All communications hereunder shall be in writing and shall be mailed, hand delivered, couriered or facsimiled and confirmed to the parties hereto as follows:

If to the Underwriters:

BofA Securities, Inc.
114 West 47th Street
NY8-114-07-01
New York, NY 10036
Fax: (212) 901-7881
Attention: High Grade Debt Capital Markets Transaction Management/Legal

J.P. Morgan Securities LLC
383 Madison Avenue
New York, New York 10179
Attention: Investment Grade Syndicate Desk
Fax no.: (212) 834-6081

SMBC Nikko Securities America, Inc.

277 Park Avenue, 5th Floor

New York, New York 10172

Attention: Debt Capital Markets

E-mail: prospectus@smbcnikko-si.com

Wells Fargo Securities, LLC

550 South Tryon Street, 5th Floor

Charlotte, North Carolina 28202

Attention: Transaction Management

E-mail: tmgcapitalmarkets@wellsfargo.com

with a copy to:

Latham & Watkins LLP

1271 Avenue of the Americas
New York, NY 10020
Attention: Erika L. Weinberg, Esq.

If to the Company or Parent Guarantor:

Booz Allen Hamilton Inc.

8283 Greensboro Drive

McLean, Virginia 22102

Attention: Chief Financial Officer

with copies to:

Booz Allen Hamilton Inc.

8283 Greensboro Drive

McLean, Virginia 22102

Attention: Chief Legal Officer

and:

Debevoise & Plimpton LLP

66 Hudson Boulevard,

New York, New York 10001

Attention: Benjamin R. Pedersen

Any party hereto may change the address or facsimile number for receipt of communications by giving written notice to the others.

SECTION 12.          Successors. This Agreement will inure solely to the benefit of and be binding upon the parties hereto, and to the benefit of the indemnified parties referred to in Sections 7 and 8 hereof, and in each case their respective successors, and no other person will have any right or obligation hereunder. The term “successors” shall not include any Subsequent Purchaser or other purchaser of the Securities as such from any of the Underwriters merely by reason of such purchase.

SECTION 13.          Authority of the Representatives. Any action by the Underwriters hereunder may be taken by the Representatives on behalf of the Underwriters, and any such action taken by the Representatives shall be binding upon the Underwriters.

SECTION 14.          Partial Unenforceability. The invalidity or unenforceability of any section, paragraph or provision of this Agreement shall not affect the validity or enforceability of any other section, paragraph or provision hereof. If any section, paragraph or provision of this Agreement is for any reason determined to be invalid or unenforceable, there shall be deemed to be made such minor changes (and only such minor changes) as are necessary to make it valid and enforceable.

SECTION 15.          Governing Law Provisions. THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN SUCH STATE WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THEREOF.

(a)            Consent to Jurisdiction. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby (“Related Proceedings”) may be instituted in the federal courts of the United States of America located in the City and County of New York or the courts of the State of New York in each case located in the City and County of New York (collectively, the “Specified Courts”), and each party irrevocably submits to the exclusive jurisdiction (except for suits, actions, or proceedings instituted in regard to the enforcement of a judgment of any Specified Court in a Related Proceeding a “Related Judgment”, as to which such jurisdiction is non-exclusive) of the Specified Courts in any Related Proceeding. Service of any process, summons, notice or document by mail to such party’s address set forth above shall be effective service of process for any Related Proceeding brought in any Specified Court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any Related Proceeding in the Specified Courts and irrevocably and unconditionally waive and agree not to plead or claim in any Specified Court that any Related Proceeding brought in any Specified Court has been brought in an inconvenient forum.

(b)            Waiver of Jury Trial. Each of the parties hereto hereby waives any right to trial by jury in any suit or proceeding arising out of or relating to this Agreement.

SECTION 16.          Default of One or More of the Several Underwriters. If any one or more of the several Underwriters shall fail or refuse to purchase Securities that it or they have agreed to purchase hereunder at the Closing Time, and the aggregate number of Securities which such defaulting Underwriter or Underwriters agreed but failed or refused to purchase does not exceed 10% of the aggregate number of the Securities to be purchased on such date, the other Underwriters shall be obligated, severally, in the proportions that the number of Securities set forth opposite their respective names on Schedule A bears to the aggregate number of Securities set forth opposite the names of all such non-defaulting Underwriters, or in such other proportions as may be specified by the Underwriters with the consent of the non-defaulting Underwriters, to purchase the Securities which such defaulting Underwriter or Underwriters agreed but failed or refused to purchase at the Closing Time. If any one or more of the Underwriters shall fail or refuse to purchase Securities and the aggregate number of Securities with respect to which such default occurs exceeds 10% of the aggregate number of Securities to be purchased at the Closing Time, and arrangements satisfactory to the Underwriters and the Company for the purchase of such Securities are not made within 48 hours after such default, this Agreement shall terminate without liability of any party to any other party except that the provisions of Sections 4, 6, 7 and 8 hereof shall at all times be effective and shall survive such termination, but nothing herein shall relieve a defaulting Underwriter from liability for its default. In any such case either the Underwriters or the Company shall have the right to postpone the Closing Time, as the case may be, but in no event for longer than seven days in order that the required changes, if any, to the Registration Statement, the General Disclosure Package and the Prospectus or any other documents or arrangements may be effected.

As used in this Agreement, the term “Underwriter” shall be deemed to include any person substituted for a defaulting Underwriter under this Section 16. Any action taken under this Section 16 shall not relieve any defaulting Underwriter from liability in respect of any default of such Underwriter under this Agreement.

SECTION 17.         No Advisory or Fiduciary Responsibility. The Company and the Parent Guarantor acknowledges and agrees that: (i) the purchase and sale of the Securities pursuant to this Agreement, including the determination of the offering price of the Securities and any related discounts and commissions, is an arm’s-length commercial transaction between the Company and the Parent Guarantor, on the one hand, and the several Underwriters, on the other hand, and the Company and the Parent Guarantor are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated by this Agreement; (ii) in connection with each transaction contemplated hereby and the process leading to such transaction each Underwriter is and has been acting solely as a principal and is not the agent or fiduciary of the Company, and the Parent Guarantor or their respective affiliates, stockholders, creditors or employees or any other party; (iii) no Underwriter has assumed or will assume an advisory or fiduciary responsibility in favor of the Company and the Parent Guarantor with respect to any of the transactions contemplated hereby or the process leading thereto (irrespective of whether such Underwriter has advised or is currently advising the Company and the Parent Guarantor on other matters) or any other obligation to the Company and the Parent Guarantor except the obligations expressly set forth in this Agreement; (iv) the several Underwriters and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Company and the Parent Guarantor, and the several Underwriters have no obligation to disclose any of such interests by virtue of any fiduciary or advisory relationship; and (v) the Underwriters have not provided any legal, accounting, regulatory or tax advice with respect to the offering contemplated hereby, and the Company and the Parent Guarantor have consulted their own legal, accounting, regulatory and tax advisors to the extent they deemed appropriate.

This Agreement supersedes all prior agreements and understandings (whether written or oral) between the Company, the Parent Guarantor and the several Underwriters, or any of them, with respect to the subject matter hereof. The Company and the Parent Guarantor hereby waive and release, to the fullest extent permitted by law, any claims that the Company and the Parent Guarantor may have against the several Underwriters with respect to any breach or alleged breach of fiduciary duty.

SECTION 18.         Recognition of the U.S. Special Resolution Regimes.

(a)            In the event that any Underwriter that is a Covered Entity becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from such Underwriter of this Agreement, and any interest and obligation in or under this Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.

(b)            In the event that any Underwriter that is a Covered Entity or a BHC Act Affiliate of such Underwriter becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement that may be exercised against such Underwriter are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United States.

For purposes of this Section 18, a “BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k). “Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b). “Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable. “U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

SECTION 19.          Compliance with USA PATRIOT Act. In accordance with the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), the Underwriters are required to obtain, verify and record information that identifies their respective clients, including the Company and the Parent Guarantor, which information may include the name and address of their respective clients, as well as other information that will allow the Underwriters to properly identify their respective clients.

SECTION 20.          General Provisions. This Agreement constitutes the entire agreement of the parties to this Agreement and supersedes all prior written or oral and all contemporaneous oral agreements, understandings and negotiations with respect to the subject matter hereof. This Agreement may be executed in two or more counterparts, each one of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by telecopier, facsimile or other electronic transmission (e.g., a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart thereof. This Agreement may not be amended or modified unless in writing by all of the parties hereto, and no condition herein (express or implied) may be waived unless waived in writing by each party whom the condition is meant to benefit. The section headings herein are for the convenience of the parties only and shall not affect the construction or interpretation of this Agreement. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signature Pages Follow]

If the foregoing is in accordance with your understanding of our agreement, kindly sign and return to the Company the enclosed copies hereof, whereupon this instrument, along with all counterparts hereof, shall become a binding agreement in accordance with its terms.

Very truly yours,

Booz Allen Hamilton Inc.

By:	/s/ Matthew A. Calderone
	Name:	Matthew A. Calderone
	Title:	Executive Vice President, Chief Financial Officer

PARENT GUARANTOR

BOOZ ALLEN HAMILTON HOLDING CORPORATION

By:	/s/ Matthew A. Calderone
	Name:	Matthew A. Calderone
	Title:	Executive Vice President, Chief Financial Officer

[Signature page to Underwriting Agreement]

The foregoing Underwriting Agreement is hereby confirmed and accepted by the Underwriters as of the date first above written.

BofA Securities, Inc.

J.P. Morgan Securities LLC

SMBC Nikko Securities America, Inc.

Wells Fargo Securities, LLC

Acting on behalf of themselves
and as the Representatives of
the several Underwriters

By:	BofA Securities, Inc.

By:	/s/ Robert Colucci

By:	J.P. Morgan Securities LLC

By:	/s/ Som Bhattacharyya

By:	SMBC Nikko Securities America, Inc.

By:	/s/ Jonathan Anderson

By:	Wells Fargo Securities, LLC

By:	/s/ Carolyn Hurley

[Signature page to Underwriting Agreement]

SCHEDULE A

Underwriters	Aggregate Principal Amount of Securities to be Purchased
BofA Securities, Inc.	$143,000,000
J.P. Morgan Securities LLC	91,000,000
SMBC Nikko Securities America, Inc.	91,000,000
Wells Fargo Securities, LLC	91,000,000
Goldman Sachs & Co. LLC	45,500,000
PNC Capital Markets LLC	45,500,000
Truist Securities, Inc.	45,500,000
U.S. Bancorp Investments, Inc.	45,500,000
Capital One Securities, Inc.	13,000,000
Drexel Hamilton, LLC	13,000,000
Fifth Third Securities, Inc.	13,000,000
TD Securities (USA) LLC	13,000,000
Total	$650,000,000

SCHEDULE B

Issuer Free Writing Prospectuses

1.	Final Term Sheet for the Notes

SCHEDULE C

Electronic Road Shows and Other Written Communications

1.            None.

SCHEDULE D

FINAL TERM SHEET

[See attached.]

Booz Allen Hamilton Inc.

FINAL TERM SHEET

March 11, 2025

$650,000,000 5.950% Senior Notes due 2035

Issuer:	Booz Allen Hamilton Inc.

Parent Guarantor	Booz Allen Hamilton Holding Corporation

Ratings (Moody’s / S&P):*	{Intentionally Omitted}

Principal Amount:	$650,000,000

Maturity:	April 15, 2035

Coupon (Interest Rate):	5.950%

Yield to Maturity:	5.954%

Spread to Benchmark Treasury:	168 basis points

Benchmark Treasury:	UST 4.625% due February 15, 2035

Benchmark Treasury Price / Yield:	102-26 / 4.274%

Interest Payment Dates:	Semi-annually on April 15 and October 15 of each year, commencing on October 15, 2025

Redemption Provision(s):	Prior to January 15, 2035 (three (3) months prior to their maturity date) (the “Par Call Date”), the Issuer may redeem the notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of: (1)(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in the Prospectus under “Description of Notes and Note Guarantee—Optional Redemption”) plus 30 basis points less (b) interest accrued to, but excluding, the redemption date, and (2) 100% of the principal amount of the notes to be redeemed, plus in either case, accrued and unpaid interest on the principal amount being redeemed to, but excluding, the redemption date as described in the Prospectus under “Description of Notes and Note Guarantee—Optional Redemption.”

On and after January 15, 2035 (three (3) months prior to maturity), the Issuer may redeem the notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the aggregate principal amount of the notes being redeemed, plus any accrued and unpaid interest on the principal amount being redeemed to, but excluding, the redemption date as described in the Prospectus under “Description of Notes and Note Guarantee—Optional Redemption.”

Price to Public:	99.961% of the principal amount

Underwriting Discount:	0.650% of the principal amount

Net Proceeds (after Underwriting Discount and before Expenses) to the Issuer:	$645,521,500

Trade Date:	March 11, 2025

Settlement Date:**	March 14, 2025 (T+3)

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Day Count Convention:	30/360

CUSIP Number:	09951LAD5

ISIN Number:	US09951LAD55

Book-Running Manager(s):	BofA Securities, Inc.
J.P. Morgan Securities LLC
SMBC Nikko Securities America, Inc.
Wells Fargo Securities, LLC
Goldman Sachs & Co. LLC
PNC Capital Markets LLC
Truist Securities, Inc.
U.S. Bancorp Investments, Inc.

Co-Managers:	Capital One Securities, Inc. Drexel Hamilton, LLC Fifth Third Securities, Inc. TD Securities (USA) LLC

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

** The Issuer expects that delivery of the notes will be made to investors on March 14, 2025, which will be the third business day following the date of this term sheet (such settlement being referred to as “T+3”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes more than one business day prior to March 14, 2025 will be required, by virtue of the fact that the notes initially settle in T+3, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes during such period should consult their advisors.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Underwriters can arrange to send you the prospectus if you request it by calling or e-mailing BofA Securities, Inc. at 1-800-294-1322 or dg.prospectus_requests@bofa.com; calling J.P. Morgan Securities LLC collect at 1-212-834-4533; SMBC Nikko Securities America, Inc. collect at 1-212-224-5135, or by e-mailing prospectus@smbcnikko-si.com; or Wells Fargo Securities, LLC, toll-free at 1-800-645-3751, or by e-mailing wfscustomerservice@wellsfargo.com.

SCHEDULE E

[Intentionally Omitted]

SCHEDULE F

[Intentionally Omitted]